EXHIBIT 99
                                   ----------

                            FFD Financial Corporation

January 23, 2004

FOR IMMEDIATE RELEASE:

CONTACT:
     Trent Troyer, President
     FFD Financial Corporation
     321 North Wooster Avenue
     Dover, Ohio 44622-0038
     (330) 364-7777

        FFD Financial Corporation Reports Net Earnings For The Three- and
                    Six-Month Periods Ended December 31, 2003

DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank, reported net earnings for the quarter ended December 31, 2003, of $185,000, or diluted earnings per share of $.15, compared to $223,000, or $.19 per diluted share of net earnings reported for the comparable 2002 quarter. The decrease in net earnings for the current quarter resulted from a $113,000 increase in general, administrative and other expenses and a $66,000 decrease in other income, which were partially offset by a $69,000 decrease in the provision for loan losses, a $48,000 increase in net interest income, and a $24,000 decrease in federal income tax expense.

Net earnings reported for the six months ended December 31, 2003, were $361,000, or diluted earnings per share of $.30 a decrease of $82,000 from the $443,000, or $.38 per diluted share of net earnings reported for the comparable six-month period in 2002. The decrease in net earnings for the six-month period resulted from a $172,000 increase in general, administrative and other expenses, a $114,000 decrease in other income, which were partially offset by a $99,000 decrease in the provision for loan losses, a $ 59,000 increase in net interest income, and a $46,000 decrease in federal income tax expense.

The increase in general, administrative and other expenses related primarily to increases in salaries and employee benefits. The decrease in other income resulted from a $129,000 decrease in gain on sale of loans in the secondary market.

FFD Financial Corporation reported total assets of $138.1 million at December 31, 2003, an increase of 1.2% over the June 30, 2003 balance of $136.4 million. Total liabilities of FFD Financial Corporation increased by 1.3% from the June 30, 2003 balance of $119.5 million to $121.0 million at December 31, 2003, and included deposits of $105.2 million, representing an increase of .8% over the June 30, 2003 balance of $104.4 million. Shareholders' equity amounted to $17.1 million at December 31, 2003.

FFD Financial Corporation is traded on the NASDAQ SmallCap Market under the symbol FFDF. First Federal Community Bank has offices in downtown Dover, downtown New Philadelphia, and on the Boulevard in Dover. The company maintains an interactive web site at www.onlinefirstfed.com .
                           ------------------------

                            FFD Financial Corporation
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)

                                                                December 31,            June 30,
         ASSETS                                                         2003                2003
                                                                            (unaudited)
Cash and cash equivalents                                          $  15,279         $    12,243
Investment securities                                                  4,501               1,502
Mortgage-backed securities                                             1,255               1,483
Loans receivable                                                     112,471             115,966
Other assets                                                           4,577               5,214
                                                                   ---------         -----------

         Total assets                                              $ 138,083         $   136,408
                                                                   =========         ===========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits $ 105,175                                                 $ 104,351
Borrowings                                                            15,327              13,891
Other liabilities                                                        503               1,248
                                                                   ---------         -----------
         Total liabilities                                           121,005             119,490

Shareholders' equity                                                  17,078              16,918
                                                                   ---------         -----------

         Total liabilities and shareholders' equity                $ 138,083         $   136,408
                                                                   =========         ===========


                            FFD Financial Corporation
                            -------------------------
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)

                                                         Six months ended            Three months ended
                                                           December 31,                 December 31,
                                                       2003            2002         2003           2002

Total interest income                                $3,200          $3,454       $1,608         $1,699

Total interest expense                                1,290           1,603          639            778
                                                     ------          ------       ------         ------

         Net interest income                          1,910           1,851          969            921

Provision for losses on loans                             0              99            0             69

         Net interest income after provision
           for losses on loans                        1,910           1,752          969            852

Other income                                            361             475          185            251

General, administrative and other expense             1,724           1,552          874            761
                                                     ------          ------       ------         ------

         Earnings before income taxes                   547             675          280            342

Federal income taxes                                    186             232           95            119
                                                     ------          ------       ------         ------

         NET EARNINGS                                $  361          $  443       $  185         $  223
                                                     ======          ======       ======         ======

         EARNINGS PER SHARE

           Basic                                     $  .31          $  .38       $  .16         $  .19
                                                     ======          ======       ======         ======

           Diluted                                   $  .30          $  .38       $  .15         $  .19
                                                     ======          ======       ======         ======
